EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186
Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

__________________ NEWS _________________

Vista Gold Corp. Repays Debt in Full, Ahead of Schedule

Denver, Colorado, April 2, 2014 - Vista Gold Corp. (“Vista”) (NYSE MKT and TSX: VGZ) today announced it has repaid its 2013 loan facility (“2013 Facility”) in full.  The 2013 Facility balance, which had been reduced to approximately $1.3 million in February 2014, was due March 31, 2015.

Frederick H. Earnest, President and Chief Executive Officer, commented, “I am pleased to report that Vista is debt free.   The recent improvements to our balance sheet, together with the benefits of our cost reduction efforts have created the opportunity for us to repay our debt ahead of schedule, which allows us to avoid approximately $100k of cash interest charges.”

About Vista Gold Corp.

Vista’s principal assets include its flagship Mt. Todd gold project in Northern Territory, Australia, and an  11.2% holding in Midas Gold Corp. In addition to non-core projects in Mexico and California, Vista holds royalty interests in projects in Bolivia and Indonesia.  For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.